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                                                                    EXHIBIT 4.15

                            TARO INDUSTRIES LIMITED

                               STOCK OPTION PLAN


1.    DEFINITIONS

      In this Plan:

      (a) "AFFILIATE" has the meaning ascribed thereto in the Securities Act (Alberta) as of the Effective Date;

      (b) "BOARD" means the Board of Directors for the time being of the Corporation or a committee of the Board of Directors that has been delegated powers relating to the Plan;

      (c) "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which the Registrar and Transfer Agent of the Corporation for the time being is open for business in the City of Calgary;

      (d) "CORPORATION" means Taro Industries Limited, a corporation incorporated under the laws of the Province of Alberta;

      (e) "EFFECTIVE DATE" means the date that this Plan is approved by the Board;

      (f) "EXERCISE PERIOD" means the period during which an Option may be exercised, as determined in accordance with the terms hereof;

      (g) "EXCHANGE" means The Toronto Stock Exchange or, if at any time the Shares are not listed for trading on such exchange, such exchange as may be designated by the Board;

      (h) "EXERCISE PRICE" means the price at which Option Shares may be acquired upon the exercise of Options;

      (i) "EXERCISED SHARES" means Option Shares that have been issued upon the exercise of an Option and the payment of the Exercise Price;

      (j) "EXPIRY DATE" means the close of business (Calgary time) on the last day of an Exercise Period;

      (k) "HOLDER" means a person to whom a subsisting Option has been granted;

      (l) "MARKET PRICE" means the closing market price of the Shares on the Exchange on the Trading Day immediately preceding the date of grant of an Option;

      (m) "OPTION" means an option to purchase Shares granted pursuant to the terms of this Plan;

      (n) "OPTION SHARES" means Shares which are available for purchase upon the exercise of an Option;





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      (o)      "PLAN" means the stock option plan of the Corporation as set forth herein, together with any additions, deletions, alterations or other amendments as may from time to time be approved or authorized by the Board in accordance with the terms hereof;

      (p) "PRIOR PLAN" means the stock option plan of the Corporation which was in effect immediately prior to the Effective Date, as amended;

      (q)      "SHARES" means common shares in the capital of the Corporation;
                and

      (r) "TRADING DAY" means a day upon which at least one board lot of the Shares is traded through the facilities of the Exchange.

2.    PURPOSE OF PLAN

      The purpose of the Plan is:

      (a) to develop the interest of officers, employees, directors and consultants of the Corporation and its Affiliates in the growth and development of the Corporation by providing such persons with the opportunity to acquire a proprietary interest in the Corporation; and

      (b) to provide a compensation mechanism for persons who provide a service to the Corporation or its Affiliates on an ongoing basis, or who have provided, or are expected to provide, a service of value to the Corporation or its Affiliates.

3.    GRANTING OF OPTIONS

      (a)      No Option shall be granted except by resolution of the Board.

      (b) Having regard to the purpose of the Plan, the Board may from time to time designate persons to whom Options are to be granted and the number of Option Shares that may be purchased upon the exercise of such Options, and the Board may determine, in its sole discretion, that any Options granted shall be made subject to a separate option agreement, setting forth the terms and conditions approved by the Board.

      (c) Options may be granted to purchase up to 576,805 Shares pursuant to the Plan. Any Shares, the Options in respect of which have expired or terminated, shall be available for the granting of subsequent Options.

      (d) No Options shall be granted with an Exercise Price at a discount to the Market Price.

      (e) The aggregate number of Shares reserved for issuance to any one person under the Plan, or any other share compensation arrangement providing for the issuance of Shares from the treasury of the Corporation, shall not at any time exceed 5% of the total number of Shares then outstanding, calculated on a non-diluted basis.





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4.    EXERCISE OF OPTIONS

      (a)      An Option may be exercised on or before the date which is five
               (5) years from the date on which the Option is granted, which date shall be the effective date of the Board resolution granting the Option or, if such resolution makes no reference to an effective date, the date on which the meeting was held at which the resolution was passed, provided that the Board may, in its sole discretion, determine the period of exercise of Options to be greater or less than the foregoing, subject to such additional terms and conditions, if any, imposed by the Board to facilitate such varied exercise period and further, subject to any stock option agreement between the Corporation and the Holder of the Option under which the acceleration of rights of exercise are provided for and all applicable requirements of the Exchange or any other regulatory authorities having jurisdiction. In any event, no Option shall have an Exercise Period exceeding ten (10) years from the date on which the Option is granted.

      (b) An Option may be exercised from time to time by delivery to the Corporation at its head office of a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised.

      (c) Within three (3) Business Days after the Corporation receives the notice referred to above, the Exercised Shares shall be allotted and issued as fully paid and non-assessable to the Holder, provided that the Corporation shall have then received from the Holder payment in full of the Exercise Price for the Shares to be purchased, by way of cash or a cheque, bank draft, money order or similar instrument acceptable to the Corporation.

      (d) Notwithstanding the foregoing or any of the provisions hereinafter contained, the Board may make a determination with respect to the grant of Options on such other terms and conditions as it may deem appropriate (which may vary between Options), including without limitation, the vesting of the unvested portion of an Option upon the occurrence of any one of a number of specified events, and the Board may also approve a separate option agreement incorporating such terms and conditions applicable thereto as the Board may in its sole discretion determine, subject in all events to the applicable requirements of any stock exchange or other regulatory authority having jurisdiction in the circumstances.

5.    EARLY TERMINATION OF EXERCISE PERIOD

      If a Holder who is a director, officer, employee or consultant of the Corporation or its Affiliates ceases to be a director, officer, employee or consultant of the Corporation or its Affiliates prior to the Expiry Date:

      (a) by reason of the death or long term disability of such Holder, then all outstanding unvested Options granted to such Holder shall immediately and automatically terminate, other than those Options which would have vested within the one year period following the date of such termination if such termination had not occurred, which later Options shall for this purpose be deemed to be vested upon such termination. The Holder or the legal representatives of such Holder (as the case may be) shall have the right to exercise part or all of the Holder's outstanding and vested Options at any time up to and including (but not after)





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               the earlier of: the date that is one year following the date of death or long term disability of such Holder; or the Expiry
               Date of the Option;

      (b) by reason of termination for cause (which shall include, without limitation, dishonesty or infidelity with respect to the Corporation (or its Affiliates), neglect or non-performance of duties with the Corporation (or its Affiliates) or conviction of a criminal offence in relation to the affairs of the Corporation (or its Affiliates)), or by reason of resignation or cessation of employment without the prior written consent of the Corporation (whether or not by way of any deemed or constructive dismissal or otherwise), then all outstanding unvested Options granted to such Holder shall immediately and automatically terminate. Such Holder shall have the right to exercise part or all of his outstanding vested Options at any time up to and including (but not after) the earlier of: the date that is ninety (90) days following the date of such termination; and the Expiry Date of the Options; and

      (c) by reason of termination without cause or resignation or cessation of employment with prior written consent of the Corporation, then all outstanding and unvested Options granted to such Holder shall immediately and automatically terminate. Such Holder shall have the right to exercise part or all of his outstanding and vested Options at any time up to and including (but not after) the earlier of: the date that is ninety (90) days following the date of such termination; and the Expiry Date of the Options.

      If the relationship of the Holder with the Corporation is terminated for any reason prior to the expiration of the Options, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the Holder's rights shall be strictly limited to those provided for in this Section 5. The Holder shall have no claim to or in respect of any Options which may have or would have vested had due notice of termination of employment been given nor shall the Holder have any entitlement to damages or other compensation on any claim for wrongful termination or dismissal in respect of any Options or loss of profit or opportunity which may have or would have vested or accrued to the Holder if such wrongful termination or dismissal had not occurred or if due notice of termination had been given. This provision shall be without prejudice to the Holder's rights to seek compensation for lost employment income or lost employment benefits (other than those accruing under or in respect of this Plan or any Option) in the event of any alleged wrongful termination or dismissal.

6.    OPTIONS NOT ASSIGNABLE

      Subject to Subsection 5(a), no Options granted hereunder may be assigned by the Holder. The Corporation shall not recognize any attempted exercise of an Option by any purported assignee of a Holder.

7.    ADJUSTMENT OF OPTIONED SHARES OR EXERCISE PRICE

      In the event of any change, subdivision, consolidation or reclassification of the Shares of the Corporation or in respect of the affairs or business of the Corporation, the payment of stock dividends by the Corporation or other relevant changes in the capital stock of the Corporation, the Board shall, subject to any applicable regulatory requirements, make such adjustments or changes as it sees fit to the terms of outstanding Options (including the number of Option Shares and the Exercise Price) and shall, subject to any applicable





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regulatory requirements, effect such other changes, amendments or adjustments to the Plan as may be required or desirable in light of such changes in the capital stock of the Corporation or its affairs or business all with a view to maintaining the overall rights and benefits of the Holders of Options as nearly as may be practicable in the circumstances.

8.    NO RIGHT AS SHAREHOLDER

      A Holder shall have no rights whatsoever as a shareholder in respect of any Option Shares unless and until such Holder has exercised the related Option in respect of such Option Shares.

9.    TRANSITION

      No additional stock options may be granted pursuant to the Prior Plan on or after the Effective Date. Stock options granted pursuant to the Prior Plan that are outstanding on the Effective Date shall continue to be governed by the Prior Plan (or any applicable stock option agreement) unless the Holder thereof shall have agreed that such Options shall be deemed to have been issued pursuant to and governed by this Plan.

10.   AMENDMENT OR TERMINATION OF PLAN

      Subject to the receipt of all necessary regulatory approvals, the Board may from time to time add to, delete from, alter or otherwise amend the provisions of the Plan or any Options granted thereunder as it sees fit or may at any time terminate the Plan, provided that:

      (a) no amendment may, without the written consent of the Holder, materially and adversely impair, alter or amend any Option previously granted to such Holder; and

      (b) a termination of the Plan shall not derogate from the rights of Holders of Options granted prior to the date of such termination, unless otherwise consented to by such Holders.

11.   LIMITATION OF ISSUANCES

      No Option may be granted herein if the granting of such Option, together with any other share compensation arrangements of the Corporation then in effect, could result, at any time, in:

      (a) the number of Shares reserved for issuance to insiders pursuant to stock options granted to insiders exceeding ten percent (10%) of the number of shares of the Corporation then outstanding;

      (b) the issuance to insiders, within a one (1) year period, of a number of Shares exceeding ten percent (10%) of the number of Shares of the Corporation then outstanding; or

      (c) the issuance to any one insider and such insider's associates, within a one (1) year period, of a number of Shares exceeding five percent (5%) of the number of Shares of the Corporation then outstanding.





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      For the purposes of this Section 11, the terms "insider" and "associate"
shall have the meanings ascribed thereto in the bylaws of Exchange.

12.   INTERPRETATION

      All questions of interpretation relating to the Plan, its provisions, operation or the rights of Holders shall be submitted to the Board for its consideration, and any decision or ruling of the Board respecting such matters shall be conclusive and binding on the Corporation, on all Holders to which such decision or ruling may expressly or by implication apply, on all directors, officers, employees and consultants eligible to be granted Options under the provisions of the Plan and on their respective heirs, representatives or successors (as the case may be).

13.   REGULATORY AUTHORITY

      The Plan shall be subject to the approval of and conditions imposed by the Exchange and any Options granted prior to such approval of the Exchange shall be conditional upon such approval being given and no Options may be exercised prior to such approval. To the extent that any provision of this Plan conflicts with any rules of the Exchange, such rules shall govern and this Plan shall be deemed to be amended to be consistent therewith.

      DATED to have effect as of the 15th day of March, 1996.


                                                         TARO INDUSTRIES LIMITED





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